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                                                       EXHIBIT 11



           OAKWOOD HOMES CORPORATION AND SUBSIDIARIES
         STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

              (in thousands, except per share data)


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                                            Three months ended     Nine months ended
                                                  June 30,            June 30,

                                            1995      1994          1995      1994
Weighted average number of common
     shares outstanding                    22,121    21,995         22,072    21,986
Add: Dilutive effect of stock
     options, computed using the              918       933            936     1,003
     treasury stock method
Less:   Unearned ESOP shares                  (99)         -           (33)       -
Weighted average number of common
     and common equivalent shares
     outstanding                           22,940     22,928         22,975    22,989
Pro forma net income                    $  12,241   $ 10,543       $ 30,315  $ 25,397

Pro forma earnings per common
   share - primary                      $     .53   $    .46       $   1.32  $   1.10

Weighted average number of common
     shares outstanding                    22,121     21,995         22,072    21,986

Add: Dilutive effect of stock
     options, computed using
     the treasury stock method                921        967            986     1,020

Less:   Unearned ESOP shares                  (99)         -           (33)         -
Weighted average number of common
     and common equivalent shares          22,943    22,962         23,025    23,006
     outstanding
Pro forma net income                      $12,241   $10,543        $30,315   $25,397
Pro forma earnings per common
     share - fully diluted                    .53       .46           1.32      1.10


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